Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Elects Barbara G. Novick to Board of Directors

BlackRock co-founder brings extensive expertise in unlocking stockholder value, accelerating transformations.

SANTA CLARA, Calif., Nov. 22, 2022 – Intel Corporation today announced that Barbara G. Novick, co-founder and senior advisor at BlackRock Inc., was elected to its board of directors, effective Dec. 1, 2022. Novick will serve as an independent director and join the board’s Audit & Finance and Compensation committees.

“As co-founder and leader of one of the world’s most successful investment firms, Barbara brings a unique perspective to Intel’s board,” said Omar Ishrak, chairman of the Intel board. “With her deep experience in investment and finance as well as broad business acumen, Barbara will be a strong advocate for the interests of our stockholders as Intel continues its transformation.”

Novick, 62, co-founded BlackRock in 1988 and continued as its vice chairman until February 2021, when she transitioned to senior advisor. In 2009, she established BlackRock’s Global Government Relations and Public Policy Group to provide a voice for investors, which she headed until 2021; and from 2018 to 2020, she additionally oversaw BlackRock’s Global Investment Stewardship team.

“With its compelling IDM 2.0 strategy, vision and drive, Intel is in a position to capitalize on a tremendous opportunity as the world becomes ever more digital,” said Novick. “I am excited to join the board of directors and do my part to help the company transform for long-term success and unlock value for all its stockholders.”

Novick has served since 2021 on boards of directors of New York Life Insurance Co., a mutual insurance company, and American Financial Exchange (AFX), an electronic exchange for direct lending and borrowing by American banks and financial institutions. She also serves on the boards of the Peterson Institute for International Economics, 100 Women in Finance, Committee on Capital Markets Regulation, and the Millstein Center for Global Markets and Corporate Ownership, and on the advisory boards of Growth Curve Capital and the Center for Financial Stability. She previously served on the boards of Cornell University from 2012 to 2020 and the Investment Company Institute from 2015 to 2021.

Novick earned a Bachelor of Arts, cum laude, in economics from Cornell University. She has authored numerous articles on asset management and public policy issues and over her career has received numerous awards and accolades, including Barron’s 100 Most Influential Women in U.S. Finance in 2020.

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About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

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CONTACTS:	William Moss	Kenji Morita
	Media Relations	Investor Relations
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